Exhibit 99.1

News Release

Contacts:	Roy I. Lamoreaux Manager, Investor Relations 713-646-4222 - 800-564-3036	A. Patrick Diamond Vice President 713-646-4487 - 800-564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Prices
Public Offering of Common Units
     (Houston — May 7, 2008) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has priced an underwritten public offering of 6,000,000 common units representing limited partner interests at $46.31 per common unit. The offering is expected to close on May 12, 2008. The Partnership has also granted the underwriters a 30-day option to purchase up to 900,000 additional common units to cover over-allotments, if any.
     The Partnership expects net proceeds from the offering, including the general partner’s proportionate capital contribution after deducting underwriting discounts and commission and estimated offering expenses, to be approximately $274 million. The Partnership intends to use the net proceeds from the offering, including the proceeds from any exercise of the over-allotment option, to reduce outstanding borrowings under its credit facilities, which may be reborrowed to fund its capital program, including the acquisition of the Rainbow Pipe Line Company and other acquisitions, and for general partnership purposes.
     Wachovia Securities, Citi and UBS Investment Bank are joint book-running managers of the offering.
     A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:

Wachovia Securities Equity Syndicate Department 375 Park Avenue New York, NY 10152 E-mail: equity.syndicate@wachovia.com	Citi Brooklyn Army Terminal Attn: Prospectus Delivery Dept. 140 58th Street Brooklyn, NY 11220 Tel: 718-765-6732	UBS Investment Bank Attn: Prospectus Dept. 299 Park Avenue New York, NY 10171 Tel: 888-827-7275
     The common units were offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
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